                                                                       EXHIBIT 2



                            ASSET PURCHASE AGREEMENT

                                   DATED AS OF

                                NOVEMBER 9, 2000



                                     BETWEEN



                              ATLANTIS GROUP, INC.

                                       AND

                            ACTIVE VOICE CORPORATION

                                TABLE OF CONTENTS


                                                                                          Page
                                                                                          ----
ARTICLE I DEFINITIONS.......................................................................1

        SECTION 1.1   Definitions...........................................................1

ARTICLE II PURCHASE AND SALE................................................................4

        SECTION 2.1   Purchase and Sale.....................................................4
        SECTION 2.2   Excluded Assets.......................................................6
        SECTION 2.3   Assumption of Liabilities.............................................7
        SECTION 2.4   Excluded Liabilities..................................................8
        SECTION 2.5   Assignment of Contracts and Rights....................................8
        SECTION 2.6   Purchase Price; Allocation of Purchase Price..........................8
        SECTION 2.7   Closing...............................................................9
        SECTION 2.8   Further Assurances....................................................9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER.......................................10

        SECTION 3.1   Corporate Existence and Power........................................10
        SECTION 3.2   Corporate Authorization..............................................10
        SECTION 3.3   Governmental Authorization...........................................10
        SECTION 3.4   Finders' Fees........................................................10
        SECTION 3.5   Opinion of Financial Advisor.........................................11
        SECTION 3.6   Non-Contravention....................................................11

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER.........................................11

        SECTION 4.1   Organization and Existence...........................................11
        SECTION 4.2   Corporate Authorization..............................................11
        SECTION 4.3   Governmental Authorization...........................................11
        SECTION 4.4   Non-Contravention....................................................12
        SECTION 4.5   Finders' Fees........................................................12
        SECTION 4.6   Litigation...........................................................12
        SECTION 4.7   Solvency.............................................................12

ARTICLE V COVENANTS OF SELLER..............................................................12

        SECTION 5.1   Confidentiality......................................................12
        SECTION 5.2   Trademarks; Tradenames...............................................13
        SECTION 5.3   Certain Agreements...................................................13

ARTICLE VI COVENANTS OF BUYER..............................................................13

        SECTION 6.1   Confidentiality......................................................13
        SECTION 6.2   Covenant Not to Compete..............................................14
        SECTION 6.3   Certain Agreements...................................................14
        SECTION 6.4   Access...............................................................15

        SECTION 6.5   Payments.............................................................15

ARTICLE VII COVENANTS OF BOTH PARTIES......................................................15

        SECTION 7.1   Reasonable Best Efforts..............................................15
        SECTION 7.2   Consents; Cooperation. (a)...........................................15
        SECTION 7.3   Legal Requirements...................................................16
        SECTION 7.4   Public Announcements.................................................16

ARTICLE VIII TAX MATTERS...................................................................16

        SECTION 8.1   Tax Cooperation; Allocation of Taxes; Tax Reimbursement..............16

ARTICLE IX EMPLOYEES AND EMPLOYEE BENEFITS.................................................17

        SECTION 9.1   Employees and Offers of Employment...................................17
        SECTION 9.2   Seller's Employee Group Health Plans.................................18
        SECTION 9.3   Buyer Benefit Plans..................................................19
        SECTION 9.4   No Third Party Beneficiaries.........................................19

ARTICLE X CONDITIONS TO CLOSING............................................................19

        SECTION 10.1  Conditions to the Obligations of Each Party..........................19
        SECTION 10.2  Conditions to Obligations of Buyer...................................20
        SECTION 10.3  Conditions to Obligations of Seller..................................20

ARTICLE XI INDEMNIFICATION.................................................................21

        SECTION 11.1  Indemnification......................................................21
        SECTION 11.2  Procedures...........................................................21

ARTICLE XII TERMINATION....................................................................22

        SECTION 12.1  Grounds for Termination..............................................22
        SECTION 12.2  Effect of Termination................................................23

ARTICLE XIII MISCELLANEOUS.................................................................23

        SECTION 13.1  Notices..............................................................23
        SECTION 13.2  Amendments; No Waivers...............................................24
        SECTION 13.3  Expenses.............................................................24
        SECTION 13.4  Successors and Assigns...............................................25
        SECTION 13.5  Governing Law........................................................25
        SECTION 13.6  Counterparts; Effectiveness..........................................25
        SECTION 13.7  Entire Agreement.....................................................25
        SECTION 13.8  Bulk Sales Laws......................................................25
        SECTION 13.9  Captions.............................................................25
        SECTION 13.10 Survival.............................................................25
        SECTION 13.11 Severability.........................................................25

EXHIBITS

Exhibit A      --   Form of License Agreement
Exhibit B      --   Form of Note Agreement
Exhibit C           Form of Security Agreement
Exhibit D      --   Form of Undertaking and Assumption Agreement
Exhibit E      --   Form of Bill of Sale and Assignment
Exhibit F      --   Form of Offer Letter
Exhibit G      --   Form of Employee Benefit Plan
Exhibit H           Form of Offer of Retention Bonus and General Release
Exhibit I      --   Form of Employment Agreement

SCHEDULES

Schedule 1.1                 Unity Technology Description
Schedule 2.1(a)              Real Property
Schedule 2.1(b)              Personal Property
Schedule 2.1(c)              Purchased Inventories
Schedule 2.1(d)              Assumed Contracts
Schedule 2.1(e)              Buyer Payments
Schedule 2.1(f)              Permits and Licenses
Schedule 2.1(g)              Capital Stock
Schedule 2.2(a)              Proprietary Rights
Schedule 2.2(b)              Unity Contracts
Schedule 2.2(c)              Unity Licenses and Permits
Schedule 2.2(d)              Retained Contracts
Schedule 2.2(e)              Unity Inventories
Schedule 2.2(f)              Unity Personal Property
Schedule 9.1(a)              Interviewed Employees
Schedule 9.1(b)              Cisco Employees
Schedule 9.1(c)              Key Employees
Schedule 9.2                 Employee Plans and Benefit Arrangements

                            ASSET PURCHASE AGREEMENT

        AGREEMENT dated as of November 9, 2000 between Atlantis Group, Inc., a Washington corporation ("Buyer"), and Active Voice Corporation, a Washington corporation ("Seller").

                                   WITNESSETH:

        WHEREAS, Seller designs, manufactures, sells, markets and supports a family of call processing systems; and

        WHEREAS, Buyer desires to purchase substantially all of the assets of Seller, other than Seller's Excluded Assets, and is willing to assume all of Seller's liabilities, other than the Excluded Liabilities, and Seller desires to sell such assets to Buyer, upon the terms and subject to the conditions hereinafter set forth;

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

        SECTION 1.1 DEFINITIONS. (a) The following terms, as used herein, have the following meanings:

        "Affiliate" means, with respect to any Person, any Person deemed an affiliate of such Person within the meaning of Rule 144 of the rules and regulations of the Commission promulgated under the 1933 Act.

        "Ancillary Agreements" means the License Agreement, the Note Agreement and the Conveyance Documents.

        "Benefit Arrangement" means an employment, severance or similar contract, arrangement or policy, and each plan or arrangement, providing for severance, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan and (ii) is maintained or contributed to by Seller or any of its ERISA Affiliates.

        "Business" means all of the business and assets of Seller other than the Excluded Assets.

        "Cisco" means Cisco Systems, Inc., a California corporation.

        "Closing" means the closing of the transactions contemplated hereby which shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in

Article X hereof and immediately after the Effective Time (as defined in the Merger Agreement) of the Merger.

        "Closing Date" means the date of the Closing.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commission" means the Securities and Exchange Commission.

        "Employee Plan" means each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, that is maintained or contributed to by Seller or any of its ERISA Affiliates, as the case may be.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" of Seller means any other Person that, together with Seller, would be treated as a single employer under Section 414 of the Code or otherwise deemed to be under common control with such Person pursuant to Section 414 of the Code.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "License Agreement" means that certain license agreement to be dated as of the Closing Date between Buyer and Seller in the form attached as Exhibit A hereto.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

        "Material Adverse Effect" with respect to any Person means a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of such Person.

        "Merger" means the merger of Merger Sub with and into Seller with Seller surviving the merger pursuant to the Merger Agreement.

        "Merger Agreement" means the Agreement and Plan of Merger and Reorganization among Merger Sub, Cisco and Seller of even date herewith.

        "Merger Sub" means Aqua Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Cisco.

        "Multiemployer Plan" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

        "Note" means the Senior Secured Note of Buyer in the principal amount of $29,533,280 (as adjusted as set forth therein) in the form attached as an exhibit to the Note Agreement.

        "Note Agreement" means the Noteholder Rights and Security Agreement to be dated as of the Closing Date between Buyer and Seller, including the Security Agreements in the form attached hereto as Exhibit B.

        "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Proprietary Rights" means all (A) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations,
(B) trademarks, service marks, domain names, database rights, trade dress, logos, tradenames, service names and corporate names and registrations and applications for registration thereof, (C) copyrights and registrations and applications for registration thereof, (D) mask works and registrations and applications for registration thereof, (E) computer software, data and documentation, (F) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (G) other proprietary rights relating to any of the foregoing (including without limitation associated goodwill and remedies against past and future infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions) and (H) copies and tangible embodiments thereof.

        "Security Agreement" means the Patent Security Agreement, Trademark Security Agreement and Copyright Security Agreement to be dated as of the Closing Date and executed by Buyer, each in the form attached as Exhibit C hereto.

        "Special Meeting" means the special meeting of the shareholders of Seller to approve the transactions contemplated hereby.

        "Tax" means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

        "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

        "Unity Assets" means Seller's unified messaging and related technology described in Schedule 1.1 and all related personal property, whether tangible or intangible, including, without limitation, any and all related (i) inventory;
(ii) furniture, computers and equipment; (iii) documentation; (iv) Proprietary Rights, including, without limitation, the Unity Trademark, (v) goodwill and
(vi) any other items, materials and information necessary for Seller to continue, without interruption or delay, the research, development and commercialization of and other activities in connection with the Seller's unified messaging and related technology.

        "Unity Trademark" means the trademark "Unity" and any Unity related trademark and all (i) applications and registrations therefor, (ii) common law rights related thereto and (iii) goodwill associated therewith.

        "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

               (b)Each of the following terms is defined in the Section set forth opposite such term:


            TERM                                 SECTION
            ----                                 -------
            Antitrust Law                          7.2
            Assumed Contracts                      2.1
            Assumed Liabilities                    2.3
            Assumed Tax Liabilities                2.3
            Closing                                2.7
            Conveyance Documents                   2.7
            Excluded Assets                        2.2
            Excluded Liabilities                   2.4
            Purchased Assets                       2.1
            Purchase Price                         2.6
            Retained Contracts                     2.2
            Transferred Employees                  9.1
            Unity Contracts                        2.2


                                   ARTICLE II

                                PURCHASE AND SALE

        SECTION 2.1 PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to Buyer at Closing all of Seller's right, title and interest in and to all of the assets, properties and business (other than the Excluded Assets) of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used in the conduct of the Business by Seller as the same shall exist on the Closing Date (the "Purchased Assets"), including, without limitation, all right, title and interest of Seller in, to and under such of the foregoing as are more specifically described below:

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                      (i) all real property and leases of, and other interests
               in, real property, in each case together with all buildings, fixtures, and improvements erected thereon, listed on Schedule 2.1(a);

                      (ii) all personal property and interests therein,
               including machinery, equipment, furniture, office equipment, communications equipment, vehicles and other tangible property relating to the Business listed on Schedule 2.1(b);

                      (iii) all raw materials, work-in-process, finished goods,
               supplies and other inventories relating to the Business listed on
               Schedule 2.1(c);

                      (iv) all rights under all contracts, agreements, leases,
               licenses, commitments, sales and purchase orders and other instruments listed on Schedule 2.1(d) (collectively, the "Assumed Contracts");

                      (v) all accounts, notes and other receivables relating to
               the Business;

                      (vi) all prepaid expenses and deposits relating to the
               Business including without limitation ad valorem taxes, leases and rentals;

                      (vii) all of Seller's cash and cash equivalents on hand
               and in banks in excess of the amount set forth in Section 2.2(ii), including petty cash located at the operating facilities of the Business, which shall be used by Buyer to make the payments on or after the Closing Date set forth on Schedule 2.1(e);

                      (viii) all of Seller's rights, claims, credits, causes of
               action or rights of set-off against third parties relating to the Purchased Assets;

                      (ix) all transferable licenses, permits or other
               governmental authorizations affecting, or relating in any way to, the Business, which licenses, permits or other authorizations are listed on Schedule 2.1(f);

                      (x) all books, records, files and papers of Seller,
               whether in hard copy or computer format, relating to the Business, including, without limitation, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records (to the extent permitted by applicable law) relating to the Transferred Employees, and any information relating to Tax imposed on the Purchased Assets;

                      (xi) all of Seller's outstanding capital stock in the
               entities identified on Schedule 2.1(g);

                      (xii) all of the rights to use the intellectual property
               of Seller described in the License Agreement, subject to the terms and conditions thereof; and

                      (xiii) all goodwill associated with the Business or the
               Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business.

        SECTION 2.2 EXCLUDED ASSETS. Buyer expressly understands and agrees that the following assets and properties of Seller (the "Excluded Assets") shall be excluded from the Purchased Assets:

                      (i) the Unity Assets;

                      (ii) $5 million of Seller's cash and cash equivalents on
               hand and in banks;

                      (iii) Seller's right to enforce any non-competition or
               nondisclosure provision relating to the Unity Assets or Seller's Proprietary Rights that may exist in any agreements between Seller and any of its employees or third parties;

                      (iv) all of Seller's Proprietary Rights, including those
               listed on Schedule 2.2(a);

                      (v) all rights under all contracts, agreements, leases,
               licenses, commitments, sales and purchase orders and other instruments relating to the Unity Assets, including those listed on Schedule 2.2(b) (the "Unity Contracts");

                      (vi) all rights under Seller's current and former
               directors' and officers' liability insurance policies;

                      (vii) all transferable licenses, permits or other
               governmental authorizations affecting, or relating in any way to, the Excluded Assets, which licenses, permits or other authorizations are listed on Schedule 2.2(c);

                      (viii) all rights under the contracts, agreements, leases, licenses, and instruments listed on Schedule 2.2(d) (the "Retained Contracts");

                      (ix) all rights, claims, credits, causes of action or
               rights of set-off against third parties relating to the Excluded Assets;

                      (x) all work-in-process, finished goods, supplies and
               other inventories listed on Schedule 2.2(e), provided, however, in the event Buyer and Seller agree prior to the Closing Date that certain inventories listed on Schedule 2.2(e) shall be transferred, assigned and delivered to Buyer at Closing, such inventories shall be deleted from Schedule 2.2(e) and added to
               Schedule 2.1(c) prior to the Closing Date and included as Purchased Assets with the consent of Seller;

                      (xi) all personal property and interests therein,
               including machinery, equipment, furniture, office equipment, communications equipment, vehicles and other tangible property relating to the Business listed on Schedule 2.2(f), provided, however, in the event Buyer and Seller agree prior to the Closing Date that certain personal property listed on Schedule 2.2(f) shall be transferred, assigned and delivered to Buyer at Closing, such personal property shall be deleted from Schedule 2.2(f) and added to Schedule 2.1(b) prior to the Closing Date and included as Purchased Assets with the consent of Seller;

                      (xii) all books, records, files and papers of Seller,
               whether in hard copy or computer format, relating to the Unity Assets and Seller's Proprietary Rights, including, without limitation, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers and list of present and former customers; and

                      (xiii) all goodwill associated with the Unity Assets and
               Seller's Proprietary Rights.

        SECTION 2.3 ASSUMPTION OF LIABILITIES. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of Closing, to assume all debts, obligations, contracts and liabilities of Seller arising prior to the Closing or relating to acts or omissions to act occurring prior to the Closing and all debts, obligations, contracts and liabilities relating to the Purchased Assets and the Business, of any kind, character or description whether known or unknown, accrued, absolute, contingent or otherwise, except for the Excluded Liabilities (the "Assumed Liabilities"), including without limitation, the following:

                      (i) all liabilities arising out of or relating to the
               Business;

                      (ii) all liabilities and obligations of Seller arising
               under the Assumed Contracts;

                      (iii) all warranty claims or expenses of Seller in respect of products sold or services rendered by the Business on or prior to the Closing Date;

                      (iv) Seller's obligation to provide vacation time and
               vacation pay to the employees of Seller to the extent such time or pay shall have accrued on or prior to the Closing Date;

                      (v) Seller's obligation to provide any payment to
               employees of Seller in connection with their assignment to Buyer in connection with the transactions contemplated hereby;

                      (vi) all obligations and liabilities arising from any
               action, suit, investigation, or proceeding relating to or arising out of the Business or the Purchased Assets, including, without limitation, any obligations or liabilities resulting from the actions, suits, investigations or proceedings set forth on
               Schedule 2.7 to the Merger Agreement;

                      (vii) all liabilities and obligations relating to any
               products manufactured or sold by the Business on or prior to the Closing Date, including without limitation warranty obligations and product liability claims;

                      (viii) all obligations relating to the Transferred
               Employees, including, without limitation, any bonus;

                      (ix) all Taxes of Seller incurred on or prior to the
               Closing Date, whether due before or after the Closing Date, and all Taxes of Seller relating to the sale of the Purchased Assets to Buyer, including, without limitation, all income taxes of Seller ("Assumed Tax Liabilities"); and

                      (x) all fees and expenses of Seller including, without
               limitation, fees and expenses of legal counsel, accountants and financial advisors, incurred in connection with the transactions contemplated hereby and the Merger Agreement other than those constituting Excluded Liabilities pursuant to Section 2.4(ii).

        SECTION 2.4 EXCLUDED LIABILITIES. Notwithstanding any provision in this Agreement, Buyer is assuming only the Assumed Liabilities and is not assuming
(i) any liability or obligation arising after the Closing Date with respect to acts or omissions to act of Seller arising after the Closing Date relating to an Excluded Asset or (ii) up to an aggregate of $150,000 of the fees and expenses of Seller, including, without limitation, fees and expenses of legal counsel, accountants and financial advisors, incurred in connection with the transactions contemplated hereby and the Merger Agreement. The foregoing liabilities and obligations shall be retained by and remain obligations and liabilities of Seller (such liabilities and obligations not being assumed being herein referred to as the "Excluded Liabilities").

        SECTION 2.5 ASSIGNMENT OF CONTRACTS AND RIGHTS. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder. Prior and subsequent to Closing, Seller and Buyer will use their reasonable best efforts (but without any payment of money by Seller or Buyer) to obtain the consent of the other parties to any such Purchased Asset or claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing, or subleasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller's obligations, any and all rights of Seller against a third party thereto. Seller will promptly pay to Buyer when received all monies received by Seller with respect to any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset.

        SECTION 2.6 PURCHASE PRICE; ALLOCATION OF PURCHASE PRICE.

               (a) The purchase price for the Purchased Assets (the "Purchase Price") is (i) the Note and (ii) the assumption of the Assumed Liabilities.

               (b) The Purchase Price paid by Buyer for the Purchased Assets (as adjusted upward or downward by any increase or decrease in the amount due from Buyer to Seller under the Note) shall be allocated in such reasonable manner as shall be proposed by Buyer and approved by Seller prior to the Closing Date.

               (c) Seller and Buyer agree to utilize such allocation in the preparation of financial statements and filing of all Tax Returns (including, without limitation, filing Form 8594 with its Federal income tax return for the taxable year that includes the date of the Closing) and in the course of any tax audit, tax review or tax litigation relating thereto.

               No later than ten (10) days prior to the filing of its respective Forms 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594.

        SECTION 2.7 CLOSING. The closing (the "Closing") of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Brobeck, Phleger & Harrison LLP, Palo Alto, California 94303, or at such other place as Buyer and Seller may agree, immediately after the effective time of the Merger.

        At the Closing:

               (a) Buyer shall deliver to Seller the executed Note.

               (b) Seller and Buyer shall enter into the Undertaking and Assumption Agreement and the Bill of Sale and Assignment substantially in the forms attached hereto as Exhibits D and E, respectively, and Seller shall deliver to Buyer such quitclaim deeds, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment (collectively with the Undertaking and Assumption Agreement and Bill of Sale and Assignment, the "Conveyance Documents") as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets.

               (c) Buyer shall enter into the Security Agreements and execute the UCC financing statements as described in Section 10.3(b).

               (d) Seller and Buyer shall execute and deliver to each other the License Agreement.

               (e) Each of Seller and Buyer shall deliver any other instruments and documents required of it pursuant to Article X hereof.

               (f) Seller and Buyer shall also execute and deliver all such instruments, documents and certificates as may be reasonably requested by the other party that are necessary, appropriate or desirable for the consummation at the Closing of the transactions contemplated by this Agreement.

        SECTION 2.8 FURTHER ASSURANCES. From time to time following the date hereof, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets, and, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Purchased Assets (i) which cannot be transferred or assigned effectively without consent of third parties which consent has not been obtained prior to the date hereof, to cooperate with Buyer at its request in endeavoring to obtain such consent promptly, and if any such consent is unobtained, to use its reasonable best efforts to secure to Buyer the benefits thereof in some other manner, or (ii) which are otherwise not transferable or assignable, to use its reasonable best efforts jointly with Buyer to secure to Buyer the benefits thereof in some other manner (including the exercise of the rights of Seller thereunder).


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

               Seller hereby represents and warrants to Buyer that:

        SECTION 3.1 CORPORATE EXISTENCE AND POWER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Seller has the corporate power to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Seller.

        SECTION 3.2 CORPORATE AUTHORIZATION. Seller has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller, subject only to any required approval by Seller's stockholders. This Agreement and the Ancillary Agreements have been duly executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity.

        SECTION 3.3 GOVERNMENTAL AUTHORIZATION. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality is required by or with respect to Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for (i) compliance with any applicable requirements of the HSR Act, (ii) compliance with the requirements of the 1934 Act, and (iii) any action, which if not taken, or filing, which if not made, would not, individually or in the aggregate, have a Material Adverse Effect on Seller.

        SECTION 3.4 FINDERS' FEES. Except for William Blair & Company, L.L.C., whose fees will be paid by Seller and Buyer in accordance with Sections 2.3(x) and 2.4(ii) and Schedule

2.1(e), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

        SECTION 3.5 OPINION OF FINANCIAL ADVISOR. Seller has been advised in writing by its financial advisor, William Blair & Company, L.L.C., that in such advisor's opinion, as of the date hereof, the consideration to be received by Seller in connection with the transactions contemplated hereby is fair to Seller from a financial point of view.

        SECTION 3.6 NON-CONTRAVENTION. The execution and delivery of this Agreement and the Ancillary Agreements by Seller does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Articles of Incorporation or Bylaws of Seller or any of its subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or any of its subsidiaries or any of their properties or assets.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer hereby represents and warrants to Seller that:

        SECTION 4.1 ORGANIZATION AND EXISTENCE. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Buyer has the corporate power to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Buyer.

        SECTION 4.2 CORPORATE AUTHORIZATION. Buyer has all requisite corporate power to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and each of the Ancillary Agreements has been duly executed and delivered by Buyer and constitutes valid and binding agreements of Buyer, enforceable against Buyer in accordance with their terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general of principles of equity.

        SECTION 4.3 GOVERNMENTAL AUTHORIZATION. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary

Agreements and the consummation of the transactions contemplated hereby, except for (i) compliance with any applicable requirements of the HSR Act, and (ii) any action, which if not taken, or filing which if not made, would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.

        SECTION 4.4 NON-CONTRAVENTION. The execution and delivery of this Agreement and the Ancillary Agreements by Buyer does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Articles of Incorporation or Bylaws of Buyer or any of its subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its subsidiaries or any of their properties or assets.

        SECTION 4.5 FINDERS' FEES. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Buyer or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

        SECTION 4.6 LITIGATION. There is no action, suit, investigation or proceeding pending against or, to the knowledge of Buyer, threatened against, Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

        SECTION 4.7 SOLVENCY. After giving effect to the transactions contemplated hereby and by the Merger Agreement, Buyer will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.


                                    ARTICLE V

                               COVENANTS OF SELLER

        Seller agrees that:

        SECTION 5.1 CONFIDENTIALITY. Seller will hold, and will use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Buyer or the Business, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Seller, (ii) in the public domain through no fault of Seller or (iii) later lawfully acquired by Seller from sources other than Buyer; provided that Seller may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by Seller of the confidential nature of such information and are directed by Seller to treat such information confidentially. The obligation of Seller and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, Seller and its Affiliates will, and will use their reasonable best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Buyer, upon request, all documents and other materials, and all copies thereof, obtained by Seller or its Affiliates or on their behalf from Buyer in connection with this Agreement that are subject to such confidence. The provisions of this Section shall survive the Closing or the termination of this Agreement.

        SECTION 5.2 TRADEMARKS; TRADENAMES. As soon as practicable after the Closing Date, Seller shall eliminate the use of all of the trademarks, tradenames, service marks and service names used in the Business, other than the Unity Trademark, in any of their forms or spellings, on all advertising, stationery, business cards, checks, purchase orders and acknowledgments, customer agreements and other contracts and business documents.

        SECTION 5.3 CERTAIN AGREEMENTS. Without limiting the rights of the parties to pursue all other legal and equitable rights available to them for violation of Section 5.1 or Section 5.2 by any of the other parties hereto, it is agreed that other remedies cannot fully compensate a party for such a violation and that the parties shall be entitled to injunctive relief to prevent the violation or the continuing violation thereof. It is the intent and understanding of each party hereto that if, in any action before any governmental entity legally empowered to enforce Section 5.1 or Section 5.2, any term, restriction, covenant or promise in Section 5.1 or Section 5.2 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

                                   ARTICLE VI

                               COVENANTS OF BUYER

        SECTION 6.1 CONFIDENTIALITY.

        (a) Prior to the Closing Date and after any termination of this Agreement, Buyer and its Affiliates will hold, and will use their reasonable best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Business furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement.

        (b) Buyer and its Affiliates will hold, and will use their reasonable best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents (collectively, "Representatives") to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning Seller, the Unity Assets and Seller's Proprietary Rights; in each case, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer,
(ii) in the public domain through no fault of Buyer or (iii) later lawfully acquired by Buyer from sources other than Seller; provided that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. The obligation of Buyer and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. Buyer and its Affiliates shall not, and will use their reasonable best efforts to cause their respective Representatives not to (A) use for any purpose the Unity Assets or any information relating to the Unity Assets or (B) use other than as permitted pursuant to the License Agreement the Sellers' Proprietary Rights or any information relating to Seller's Proprietary Rights. If this Agreement is terminated, Buyer and its Affiliates will, and will use their reasonable best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates or on their behalf from Seller in connection with this Agreement that are subject to such confidence. The provisions of this Section shall survive the Closing or the termination of this Agreement.

        SECTION 6.2 COVENANT NOT TO COMPETE. Upon the consummation of the transactions contemplated hereby, Buyer agrees that, for a period commencing on the Closing Date and ending on the first annual anniversary of the Closing Date, Buyer and its Affiliates will not: directly or indirectly (whether as an employer, employee, partner, stockholder, consultant, investor, director, representative or otherwise) anywhere within the world own, manage, operate, control or be employed by, participate in, consult with, or be otherwise connected in any manner with the ownership, management or operation of any business involving the unified messaging and related technology described in
Schedule 1.1 (the "Covered Activities"). Notwithstanding the foregoing, nothing herein shall restrict Buyer or its Affiliates from (i) owning, solely for investment purposes up to five percent of any class of securities of any person engaged in the Covered Activities or (ii) engaging and operating the Business. The provisions of this Section shall survive the Closing or the termination of this Agreement.

        SECTION 6.3 CERTAIN AGREEMENTS. Without limiting the rights of the parties to pursue all other legal and equitable rights available to them for violation of Section 6.1 or Section 6.2 by any of the other parties hereto, it is agreed that other remedies cannot fully compensate a party for such a violation and that the parties shall be entitled to injunctive relief to prevent the violation or the continuing violation thereof. It is the intent and understanding of each party hereto that if, in any action before any governmental entity legally empowered to enforce Section 6.1 or Section 6.2, any term, restriction, covenant or promise in Section 6.1 or Section 6.2 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

        SECTION 6.4 ACCESS. On and after the Closing Date, Buyer will afford to Seller and its agents reasonable access, upon at least twenty-four (24) hours' prior notice, to its properties, books, records, employees and auditors to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by Seller shall not unreasonably interfere with the conduct of the Business by Buyer.

        SECTION 6.5 PAYMENTS. On and after the Closing Date, Buyer shall make all payments required to be paid to the Transferred Employees under the terms of the Offer Letter (as defined below), the Employment Agreement (as defined below) and any other employment agreement or plan of Buyer, as applicable, and make all the payments set forth on Schedule 2.1(e).


                                   ARTICLE VII

                            COVENANTS OF BOTH PARTIES

        The parties hereto agree that:

        SECTION 7.1 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

        SECTION 7.2 CONSENTS; COOPERATION. (a) Each of Buyer and Seller shall promptly apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents, approvals, authorizations or permits required to be obtained by it for the consummation of the transactions contemplated herein, including those required under the HSR Act. Each of Buyer and Seller shall use its reasonable best efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the transactions contemplated hereby. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal, state or foreign antitrust or fair trade law.

               (b) Each of Buyer and Seller shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any governmental entity with respect to the transactions contemplated by this Agreement and the Ancillary Agreements under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Buyer and Seller shall cooperate and use all commercially reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated hereby, unless by mutual agreement Buyer and Seller decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither party shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the earlier of (i) Final Date (as defined below) or (ii) the date of a ruling preliminarily enjoining the transactions contemplated hereby issued by a court of competent jurisdiction. Each of Buyer and Seller shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

        SECTION 7.3 LEGAL REQUIREMENTS. Each of Buyer and Seller will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply in all material respects promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any governmental entity or other person, required to be obtained or made by them in connection with the taking of any action contemplated by this Agreement.

        SECTION 7.4 PUBLIC ANNOUNCEMENTS. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.


                                  ARTICLE VIII

                                   TAX MATTERS

        SECTION 8.1 TAX COOPERATION; ALLOCATION OF TAXES; TAX REIMBURSEMENT. (a) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Business as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return.

               (b) All Taxes assessed upon or with respect to the transfer of the Purchased Assets to Buyer, and any recording or filing fees with respect thereto shall be the responsibility of Buyer.

               (c) Buyer shall pay to Seller all amounts of Taxes which constitute Assumed Tax Liabilities under this Agreement five (5) days prior to the date on which any such Assumed Tax Liability is due upon written demand therefor from Seller. Seller's written demand shall be forwarded to Buyer ten
(10) business days prior to the due date for any such Assumed Tax Liability and shall include a copy of the Tax Return or other appropriate documentation (including notices or demands from taxing authorities) evidencing such Assumed Tax Liability. If Buyer believes that such Assumed Tax Liability is being invalidly assessed and/or may be recovered through a claim for refund or other proceeding, Buyer shall so notify Seller. Seller and Buyer shall promptly consult with each other regarding the potential contest or recovery of said Assumed Tax Liability. If Buyer and Seller are unable to agree on the appropriate course of action, the dispute shall be promptly referred to an independent accounting firm or law firm acceptable to the parties in order to resolve the dispute, which resolution shall be binding on both parties. If, as a result of the consultation between the parties or other resolution, it is determined that the subject Assumed Tax Liability will be paid and not contested, Buyer shall pay Seller the amount of such Assumed Tax Liability (together with any applicable interest and penalties). If it is determined that the subject Assumed Tax Liability will be contested, Buyer shall pay Seller the amount of any Tax (together with any applicable interest and penalties) eventually determined to be due promptly upon such determination. Subject to the foregoing, Seller shall control, and Seller and Buyer shall cooperate with each other in the conduct of, any audit or other proceeding related to Taxes involving the Business, and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this
Article VIII.


                                   ARTICLE IX

                         EMPLOYEES AND EMPLOYEE BENEFITS

        SECTION 9.1 EMPLOYEES AND OFFERS OF EMPLOYMENT.

               (a) On or prior to the Closing Date, Buyer shall confirm the assignment to Buyer of existing employment rights and obligations, via a notice of confirmation of assignment in the form attached hereto as Exhibit F ("Offer Letter"), of each of the employees of Seller listed on Schedule 9.1(a) who are "active employees" of Seller on the Closing Date. For purposes of this Article IX, the term "active employee" shall mean any Person who, on the Closing Date, is actively employed by Seller or who is on short-term disability leave, authorized leave of absence, military service or lay-off with recall rights as of the Closing Date (such inactive employees shall be offered employment by Buyer as of the date they return to active employment), but shall exclude any other inactive or former employee including any Person who has been on long-term disability leave or unauthorized leave of absence or who has terminated his or her employment, retired or died on or before the Closing Date. Any such offers shall be at such salary or wage levels as are applicable to such employees on the Closing Date. The employees who are assigned to Buyer and the Key Employees (as defined below) are hereinafter collectively referred to as the "Transferred Employees." Seller will not take any action that would impede, hinder, interfere or otherwise compete with Buyer's effort to hire any Transferred Employees except as described in this Section 9.1 below. Buyer hereby agrees to employ the Transferred Employees in accordance with the terms of the Offer Letter for not less than sixty (60) days following the Closing Date; provided, however, Buyer may terminate any Transferred Employee for "cause," excluding any position elimination, and provided further that (i) Buyer complies in all respects with the provisions of the federal Worker Adjustment, Retraining and Notification Act, 29 U.S.C. Section 2101, et seq. (the "WARN Act"); and (ii) Buyer adopts, and does not modify, terminate or discontinue, an Employee Benefit Plan in the form attached hereto as Exhibit G, the benefits of which are in addition to any entitlements Transferred Employees may have under the WARN Act and under their employment agreement previously entered with the Seller. In addition, prior to or following the Closing Date at Buyer's election, Buyer shall offer a retention bonus to those Transferred Employees mutually agreed to by Buyer and Seller prior to the Closing Date, and such retention bonus shall be conditioned on such Transferred Employee's execution of a general release that expressly waives, releases and discharges any and all claims against Seller and Cisco. The offer of retention bonus and general release shall be substantially in the form attached hereto as Exhibit H. Prior to the Closing Date, Cisco may interview and consider for employment and may, in its sole discretion, offer employment to any of the Transferred Employees listed on Schedule 9.1 (the "Interviewed Employees") upon such terms and conditions determined by Cisco. In the event that any Interviewed Employee accepts an offer of employment with Cisco prior to the Closing Date, such employee shall execute a stock option acceleration waiver and an acceptance of employment letter in form and substance acceptable to Cisco. The provisions of this Section 9.1(a) shall survive the Closing for a period of three years.

               (b) Buyer hereby agrees that, commencing on the date hereof, neither it nor any of its Affiliates shall induce or encourage, or assist others to induce or encourage, any of the employees of the Seller listed on Schedule 9.1(b) or any of the Interviewed Employees who accept an offer of employment with Cisco to decline an employment arrangement with Cisco or Seller after the Merger, or interfere in any manner with the relationship between Cisco or Seller and such employee and Buyer hereby agrees that for a period of three years from the Closing Date, neither it nor any of its Affiliates shall induce or encourage, or assist others to induce or encourage, any of the employees of Seller listed on Schedule 9.1(b) or any of the Interviewed Employees who accept an offer of employment with Cisco, if such employee is hired by Cisco or Seller after the Merger, to leave Cisco's or Seller's employ, whether to accept a position with it or an entity related to or affiliated with it or otherwise. The provisions of this Section 9.1(b) shall survive the Closing for a period of three years.

               (c) On or prior to the Closing Date, Buyer shall offer employment to each of the employees listed on Schedule 9.1(c) (the "Key Employees") pursuant to an Employment and Non-Competition Agreement in the form of Exhibit I, ("Employment Agreement") and such employees shall have accepted employment with Buyer and shall have entered into such Employment Agreement which shall not be amended without Seller's consent.

        SECTION 9.2 SELLER'S EMPLOYEE GROUP HEALTH PLANS. Each of Seller's Employee Group Health Plans is listed on Schedule 9.2. On or as soon as practicable following the Closing Date, Buyer shall adopt employee group health plans for the benefit of each of the Transferred Employees that are comparable to those of Seller prior to the Closing Date. Each such employee shall, with respect to any group health plan that has a co-payment, deductible or other co-insurance features, receive credit for any amounts such individual has paid to date in the plan year of the Closing Date under Seller's group health plans maintained by Seller prior to the Closing Date. Each such employee and eligible dependent who, at the Closing Date, was participating in employee group health plans maintained by Seller shall not be excluded from Newco's employee group health plans or limited in coverage thereunder by reason of any waiting period restriction or pre-existing condition limitation.

        SECTION 9.3 BUYER BENEFIT PLANS. Buyer or one of its Affiliates will recognize all service of the Transferred Employees with Seller or any of its Affiliates, for purposes of eligibility to participate in those employee benefit plans, within the meaning of Section 3(3) of ERISA, in which the Transferred Employees are enrolled by Buyer or one of its Affiliates immediately after the Closing Date. Any medical plan adopted by Buyer after the Closing, to the extent available on commercially reasonable terms, shall contain no pre-existing exclusions and shall provide credit for deductibles and co-payments for the 2000 calendar year so that the Transferred Employees shall not be entitled to any continuation coverage under Seller's plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        SECTION 9.4 NO THIRD PARTY BENEFICIARIES. No provision of this Article shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or of any of its subsidiaries in respect of continued employment (or resumed employment) with either Buyer or the Business or any of their Affiliates and no provision of this Article IX shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement that may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer or any of its Affiliates.


                                    ARTICLE X

                              CONDITIONS TO CLOSING

        SECTION 10.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

               (a) The approval of the transactions contemplated hereby and by the Merger Agreement shall have been approved and adopted by the requisite vote of the stockholders of Seller under Washington law.

               (b)(i) The closing of the Merger shall have occurred and (ii) Buyer and Seller shall have received a certificate to that effect from each of the parties to the Merger Agreement.

               (c) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

               (d) No preliminary or permanent injunction or other order shall have been issued by any court, arbitrator or governmental body, agency or authority which restrains or prohibits the consummation of the transactions contemplated hereby.

               (e) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing shall have been obtained except where the failure so to obtain would not have a Material Adverse Effect.

               (f) The Purchase Price paid by Buyer for the Purchased Assets (as adjusted upward or downward by any increase or decrease in the amount due from Buyer to Seller under the Note) shall have been allocated in accordance with a schedule proposed by Buyer and approved by Seller.

        SECTION 10.2 CONDITIONS TO OBLIGATIONS OF BUYER. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

               (a)(i) Seller shall have performed and complied in all material respects with all of its covenants, obligations and conditions hereunder required to be performed with and complied by it at or prior to the Closing Date, (ii) the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Closing Date as though such representations and warranties were made on and as of such time; and (iii) Buyer shall have received a certificate signed by an officer of Seller to the foregoing effect.

               (b) Seller shall have executed and delivered to Buyer the License Agreement, the Note Agreement and the Bill of Sale and Assignment.

        SECTION 10.3 CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to consummate the Closing and the transactions contemplated hereby is subject to the satisfaction of the following further conditions:

               (a)(i) Buyer shall have performed and complied in all material respects with all of its covenants, obligations and conditions hereunder required to be performed and complied with by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Closing Date as though such representations and warranties were made on and as of such time; and (iii) Seller shall have received a certificate signed by an officer of Buyer to the foregoing effect.

               (b) Buyer shall have executed and delivered to Seller a Security Agreement, filed or appropriately recorded with the applicable governmental agencies all related financing statements and other similar instruments and documents (including, without limitation, filings in the U.S. Patent and Trademark Office and U.S. Copyright Office), and taken all actions necessary to perfect the security interests granted.

               (c) Buyer shall have delivered to Seller copies of all insurance policies of Buyer together with loss payable endorsements in favor of Seller.

               (d) Buyer shall have received all consents, authorizations or approvals from governmental agencies referred to in Section 4.3, in each case in form and substance reasonably satisfactory to Seller, and no such consent, authorization or approval shall have been removed.

               (e) The opinion of William Blair & Company, L.L.C., financial advisor to Seller, referred to in Section 3.10, shall not have been withdrawn on or prior to the Closing.

               (f) Buyer shall have executed and delivered to Seller the Note, the Note Agreement, the Security Agreements, the License Agreement, the UCC Financing Statements and the Undertaking and Assumption.


                                   ARTICLE XI

                                 INDEMNIFICATION

        SECTION 11.1 INDEMNIFICATION. (a) Buyer shall, for a period of five (5) years from the Closing Date, indemnify and hold harmless Cisco, Seller, any Affiliate thereof and the directors, officers, employees, counsel or agents of Cisco, Seller or any such Affiliate (the "Indemnified Parties"), from and against any and all Loss and Expense (as defined below) arising from or relating to (i) the operations of Seller or the ownership use or operations of Seller's assets, including the Purchased Assets, prior to and after the Closing Date, whether known or unknown, other than the Excluded Liabilities, (ii) the Assumed Liabilities, including, without limitation, any obligations or liabilities resulting from the actions, suits, investigations or proceedings set forth on
Schedule 2.7 to the Merger Agreement and any Assumed Tax Liabilities, (iii) noncompliance with any applicable bulk sales laws; (iv) any third party liability claims for acts or omissions to act prior to the Closing Date; and (v) the Business, either preceding or after the Closing. Loss and Expense shall mean any and all liabilities, obligations, losses, costs, damages or diminution of value and all out-of-pocket expenses, including attorney's and accountant fees.

        SECTION 11.2 PROCEDURES. (a) If any of the Indemnified Parties determines to seek indemnification under this Article XI with respect to any Loss and Expense resulting from the assertion of liability by third parties, such Indemnified Party shall give notice to the Buyer within 30 days of such Indemnified Party becoming aware of any such Loss and Expense, or of facts upon which any such Loss and Expense will be based. The notice shall set forth such material information with respect thereto as is then reasonably available to such Indemnified Party. In case any such liability is asserted against an Indemnified Party, and such Indemnified Party notifies the Buyer thereof, the Buyer will be entitled, if it so elects by written notice delivered to such Indemnified Party within 20 days after receiving such Indemnified Party's notice, to assume the defense thereof with counsel satisfactory to such Indemnified Party. Notwithstanding the foregoing, (i) an Indemnified Party shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless such Indemnified Party shall reasonably determine that there is a conflict of interest between or among such Indemnified Party and the Buyer with respect to such Loss and Expense in which case the fees and expenses of such counsel will be borne by the Buyer, (ii) such Indemnified Party shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing, and (iii) the rights of any Indemnified Party to be indemnified hereunder in respect of any Loss and Expense resulting from the assertion of liability by third parties shall not be adversely affected by its failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that, Buyer is materially prejudiced thereby. With respect to any assertion of liability by a third party that results in a Loss and Expense, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion. Buyer shall not settle any claim without the written consent of the Indemnified Parties; provided, however, in the event such settlement contemplates that (i) neither party involved in the claim shall make any admission, (ii) each party involved in the claim shall execute standard releases for the claim and (iii) a cash settlement payment, the Indemnified Parties shall consent to such settlement.

               (b) In the event that an Indemnified Party asserts the existence of a claim giving rise to a Loss and Expense (but excluding claims resulting from the assertion of liability by third parties), it shall give written notice to Buyer. Such written notice shall state that it is being given pursuant to this Section 11.2(b), specify the nature and amount of the claim asserted, and indicate the date on which such assertion shall be deemed accepted and the amount of the claim deemed a valid claim (such date to be established in accordance with the next sentence). If Buyer, within 30 days after the giving of notice by such Indemnified Party, shall not give written notice to such Indemnified Party announcing its intent to contest such assertion of such Indemnified Party, such assertion shall be deemed accepted and the amount of claim shall be deemed a valid claim. In the event, however, that Buyer contests the assertion of a claim by giving such written notice to such Indemnified Party within said period, then the parties shall act in good faith to reach agreement regarding such claim. In the event that arbitration or litigation shall arise with respect to any such claim, the prevailing party in such arbitration or litigation shall be entitled to reimbursement of costs and expenses incurred in connection with such arbitration or litigation including attorney fees, if the parties hereto, acting in good faith, cannot reach agreement with respect to such claim within thirty (30) days after such notice.

               (c) In the event that Buyer, within 30 days after receipt of the aforesaid notice of any Loss and Expense, fails to assume the defense of any Indemnified Party against such Loss and Expense, such Indemnified Party shall have the right to undertake the defense, compromise or settlement of such action on behalf of and for the account, expense, and risk of Buyer; provided, however that the Indemnified Party shall keep Buyer timely apprised of the status of any claim with respect to such Loss and Expense and shall not settle such claim without the written consent of Buyer, which consent shall not be unreasonably withheld.


                                   ARTICLE XII

                                   TERMINATION

        SECTION 12.1 GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                      (i) by mutual written agreement of Seller and Buyer;

                      (ii) by either Seller or Buyer, if, without fault of the
               terminating party, the Closing shall not have been consummated on or before February 28, 2001 or such later date as may be agreed upon in writing by the parties hereto (the "Final Date"); provided, however, that the Final Date shall be extended to March 30, 2001 in the event that if the only reason the Closing shall not have occurred by February 28, 2001 is the failure of the conditions set forth in Section 6.1(b) and/or Section 6.1(d) of the Merger Agreement;

                      (iii) by either Seller or Buyer if any permanent
               injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated hereby shall have become final and nonappealable;

                      (iv) by either Seller or Buyer if the Merger Agreement is
               terminated pursuant to the provisions contained therein.

        The party desiring to terminate this Agreement pursuant to clause (ii) or (iii) shall give notice of such termination to the other party.

        SECTION 12.2 EFFECT OF TERMINATION. Subject to Section 13.3, if this Agreement is terminated as permitted by Section 12.1, such termination shall be without liability of either party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided, however, that if such termination shall result from the failure of either party to fulfill a condition to the performance of the obligations of the other party or to perform a covenant of this Agreement or from a breach by either party to this Agreement, such party shall be fully liable for any and all Losses and Expenses incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 5.1, 6.1 and 6.3, this Article XII and Article XIII shall survive any termination hereof pursuant to Section 12.1.


                                  ARTICLE XIII

                                  MISCELLANEOUS

        SECTION 13.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):


        if to Buyer, to:

                   Atlantis Group, Inc.
                   2901 Third Avenue, Suite 500
                   Seattle, Washington 98121-9800
                   Attn:  Frank Costa
                   Facsimile No.:  (206) 441-4784
                   Telephone No.:  (206) 441-4700
        with a copy to:

                   Riddell Williams P.S.
                   1001 Fourth Avenue Plaza,
                   Suite 4500
                   Seattle, Washington  98154
                   Attn:  Frank Woodruff
                   Facsimile No: (206) 389-1708
                   Telephone No. (206) 624-3600

        if to Seller, to:

                   Cisco Systems, Inc.
                   170 West Tasman Drive
                   San Jose, CA  95134
                   Attention:  Senior Vice President,
                   Legal and Government Affairs
                   Facsimile No.:   (408) 526-5926
                   Telephone No.:  (408) 526-8252

                   with a copy to:

                   Brobeck, Phleger & Harrison LLP
                   2200 Geng Road
                   Two Embarcadero Place
                   Palo Alto, CA  94303
                   Attention:  Therese A. Mrozek, Esq.
                   Facsimile No.:  (650) 496-2885
                   Telephone No.: (650) 424-0160


        SECTION 13.2 AMENDMENTS; NO WAIVERS. (a) Any provisions of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.

               (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

        SECTION 13.3 EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Closing occurs.

        SECTION 13.4 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party.

        SECTION 13.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of California in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

        SECTION 13.6 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

        SECTION 13.7 ENTIRE AGREEMENT. This Agreement and each of the Ancillary Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any of the Ancillary Agreements nor any provision hereof or thereof, is intended to confer upon any Person other than Cisco and the parties hereto any rights or remedies hereunder.

        SECTION 13.8 BULK SALES LAWS. Buyer and Seller each hereby waive compliance by Seller with the provisions of the "bulk sales," "bulk transfer" or similar laws of any state.

        SECTION 13.9 CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

        SECTION 13.10 SURVIVAL. All representations, warranties, covenants, indemnities and agreements made in this Agreement shall survive the Closing except that the representations and warranties set forth in Articles III and IV shall terminate one year after the Closing.

        SECTION 13.11 SEVERABILITY. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.





                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

               IN WITNESS WHEREOF, the parties hereto here caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.





                                        ATLANTIS GROUP, INC.


                                        By:
                                             -----------------------------------
                                             Name:
                                             Title:



                                        ACTIVE VOICE CORPORATION


                                        By:
                                             -----------------------------------
                                             Name:
                                             Title:

                                                                       EXHIBIT D



                           UNDERTAKING AND ASSUMPTION

        Undertaking and Assumption, dated [Insert Closing Date], by Atlantis Group, Inc., a Washington corporation ("Buyer"), in favor of Active Voice Corporation, a Washington Corporation ("Seller").

                                   WITNESSETH:

        WHEREAS, pursuant to the Asset Purchase Agreement dated November 9, (the "Agreement") between Buyer and Seller, Seller is concurrently herewith selling, assigning, transferring, conveying and delivering the assets, properties and business defined in the Agreement as the Purchased Assets;

        WHEREAS, in partial consideration for such sale, assignment, transfer conveyance and delivery of the Purchased Assets, the Agreement requires Buyer to assume and agree to discharge certain obligations and liabilities of Seller;

        NOW, THEREFORE, pursuant to the terms of the Agreement and for good and valuable consideration, Buyer hereby assumes and undertakes and agrees to discharge the Assumed Liabilities as defined in the Agreement. Other than as specifically stated in this Undertaking and Assumption, Buyer assumes no obligation or liability of Seller.

        This Undertaking and Assumption shall inure to the benefit of and be binding upon the successors and assigns of Buyer and Seller.

        IN WITNESS WHEREOF, Buyer has caused this Undertaking and Assumption to be duly executed and delivered this ___ day of ______, 2000.


                                        ----------------------------------------


                                        By:
                                             -----------------------------------

                                                                       EXHIBIT E



                           BILL OF SALE AND ASSIGNMENT

        Pursuant to the Asset Purchase Agreement dated November 9, 2000 (the "Agreement") between Atlantis Group, Inc., a Washington corporation ("Buyer") and Active Voice Corporation, a Washington corporation ("Seller"), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby sell, assign, transfer, convey and deliver unto Buyer, each and all of the "Purchased Assets" (as such term is defined in the Agreement) and all of the right, title and interest of Seller therein; provided, however, as to any lease, contract, agreement, permit or other authorization included in the Business which cannot be sold, transferred, assigned, conveyed or delivered effectively without the consent of a third party, which consent has not been obtained, this instrument shall be of no force or effect until such requisite consent is obtained, whereupon this instrument shall become of full force and effect with respect thereto.

        Seller hereby covenants and agrees to and with Buyer, its successors and assigns, to do, execute, acknowledge and deliver, or to cause to be done, executed, acknowledged and delivered, to Buyer, its successors and assigns, all such further acts, assignments, transfer, conveyances, powers of attorney and assurances that may be reasonably requested by Buyer for the better selling, assigning, transferring, conveying, delivering, assuring and confirming, to Buyer, its successors or assigns, or for aiding and assisting in collecting or reducing to possession, any or all of the Purchased Assets.

        This Bill of Sale and Assignment shall be binding upon the successors and assigns of Seller and shall inure to the benefit of the successors and assigns of Buyer. This Bill of Sale and Assignment may be executed in counterparts, each of which shall be considered an original but when taken together shall be deemed one and the same instrument.

        IN WITNESS WHEREOF, Seller has caused this Bill of Sale and Assignment to be duly executed and delivered this __ day of _________, 2000.



                                        ----------------------------------------


                                        By:
                                             -----------------------------------

                                 Schedule 2.1(e)

                                 Buyer Payments



On and after the Closing Date, Buyer shall pay up to (i) $4,000,000 to the Transferred Employees for bonus payments and for obtaining an enforceable general release upon Closing, (ii) $2,200,000 for severance payments, (iii) $395,000 to Frank Costa, Jose David, Ken Myer and Debbie Faulkner for bonus payments, (v) $749,000 to Frank Costa in lieu of granting stock options to Frank Costa, (vi) $2,500,000 for the fees and expenses of the financial advisor for Seller, (vii) $500,000 for the finders fee for the Key Employees and (viii) $200,000 as payments to certain Transferred Employees with economic stress which result from their assignment to Buyer to reduce the economic stress of these employees. Buyer shall reimburse Seller for the following payments to be made by
Seller: (i) $195,000 for bonus payments to Kevin Chestnut and Ed Masters, and
(ii) $798,000 to Kevin Chestnut and Ed Masters in lieu of granting stock options to these employees, plus any employer payroll taxes incurred by Seller in connection with such payments.




                                       2